PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(b)(3) and (c)

(TO PROSPECTUS DATED APRIL 26, 2003) REGISTRATION NO. 333-104208

$25,000,000

MINISTRY PARTNERS INVESTMENT CORPORATION

ALPHA CLASS PROMISSORY NOTES

-------------------------------------

This prospectus supplement relates to the sale by MINISTRY PARTNERS INVESTMENT CORPORATION of its Alpha Class Notes.

This prospectus supplement should be read in conjunction with the prospectus dated April 26, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the Alpha Class Notes are set forth in the prospectus.

The information appearing under the heading "MANAGEMENT" in the prospectus is supplemented by the following information.

Effective June, 2003, Ms. Shirley Marie Bracken, age 52, was appointed to the Company's Board of Directors. Since 1997, Ms. Bracken has owned and operated Shirley Bracken Consulting Services, a consulting firm providing services in the areas of communications, funding, development and marketing for non-profit organizations, including schools. Until she resigned to start her consulting business, Ms. Bracken worked for Carl Karcher Enterprises, Inc. of Anaheim, California, which she first joined in 1983. At the time she left, Ms. Bracken served as that Company's Vice-President, Communications/ Human Resources. Ms. Bracken has more than 15 years experience in senior management, communications and public affairs and has extensive experience in employee communications, government affairs, media relations, crisis management and community relations. Ms. Bracken holds a BA in Sociology from California State University, Fullerton, and has completed coursework towards an MBA at the Claremont Graduate School.

INVESTING IN THE ALPHA CLASS NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

---------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------

The date of this prospectus supplement is November 30, 2003